Exhibit 99.2

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 10-06

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

Investor Relations: Mark Collinson, Partner, CCG Investor Relations

Phone: (310) 954-1343

OMNI REVISES 2010 EPS GUIDANCE

CARENCRO, LA – MARCH 17, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced that it is correcting its previously announced 2010 guidance as it relates to earnings per share on a fully diluted basis. On March 15, 2010, OMNI announced its financial results for the year ended December 31, 2009 and provided guidance for 2010. On March 15, 2010, OMNI also filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing that OMNI would be making a presentation to the investment community at the 22nd Annual Roth OC Growth Stock Conference in Dana Point, CA and to various investor groups in the area. OMNI furnished the slides for the investor presentation materials as Exhibit 99.1 to the Form 8-K. In its press release, OMNI reported 2010 guidance as it relates to earnings per share on a fully diluted basis of a range from $0.14 to $0.16, while in its investor presentation materials OMNI provided guidance that the earnings per share on a fully diluted basis would range from $0.12 to $0.24. OMNI is correcting this inconsistency and announcing 2010 guidance for earnings per share on a fully diluted basis to a range of $0.09 to $0.21. All other aspects of the earnings release are unaffected by this correction.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing,. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.